Exhibit 99.1
Data Presse SAS
Index to Financial Statements
Page
Report of Independent Auditors	2
Consolidated Balance Sheets as of September 30, 2008 and 2009 and March 31, 2010 (unaudited)	3
Consolidated Statements of Operations for the years ended September 30, 2008 and 2009 and for the six months ended March 31, 2009 (unaudited) and 2010 (unaudited)	4
Consolidated Statements of Stockholders’ Equity for the years ended September 30, 2008 and 2009 and for the six months ended March 31, 2010 (unaudited)	5
Consolidated Statements of Cash Flows for the years ended September 30, 2008 and 2009 and for the six months ended March 31, 2009 (unaudited) and 2010 (unaudited)	6
Notes to Consolidated Financial Statements	7

Report of Independent Auditors
To the Board of Directors and Shareholders of Data Presse SAS
We have audited the accompanying consolidated balance sheets of Data Presse SAS as of September 30, 2008 and 2009, and the related consolidated statements of income, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Data Presse SAS at September 30, 2008 and 2009, and the consolidated results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.
/s/ Ernst & Young et Autres
Paris, France
June 30, 2010

Data Presse SAS
Consolidated Balance Sheets

	September 30,		March 31,
	2008	2009	2010
			(Unaudited)
Current assets:
Cash	€933,321	€1,137,448	€1,194,042
Short-term investments	—	549,886	813,481
Accounts receivable, net of allowance for doubtful accounts of €176,756 and €259,953 as of September 30, 2008 and 2009, respectively, and €305,865 as of March 31, 2010	1,342,475	1,511,368	1,551,997
Current portion of deferred income taxes	122,481	121,446	117,810
Prepaid expenses and other current assets	216,981	183,649	305,649

Total current assets	2,615,258	3,503,797	3,982,979

Property, equipment and software, net	328,252	521,455	520,189
Customer relationships, net	141,992	94,137	70,144
Deferred income taxes, net of current portion	219,607	216,778	252,759

Total assets	€3,305,109	€4,336,167	€4,826,071

Current liabilities:
Accounts payable	€278,776	€122,427	€199,707
Accrued compensation	240,051	283,397	265,082
Accrued expenses	506,845	746,068	595,174
Current portion of notes payable and capital lease obligations	77,509	146,643	111,696
Current portion of deferred revenue	1,943,102	2,358,719	2,905,672

Total current liabilities	3,046,283	3,657,254	4,077,331

Notes payable and capital lease obligations, net of current portion	386,717	226,284	187,384
Other liabilities	70,589	86,706	101,998

Total liabilities	3,503,589	3,970,244	4,366,713

Commitments and contingencies
Stockholders’ equity:
Common stock, 8,000 shares authorized, issued and outstanding	200,000	200,000	200,000
Accumulated other comprehensive income	—	5,231	6,705
Retained earnings (accumulated deficit)	(399,560)	155,321	241,641

Total Data Presse SAS equity	(199,560)	360,552	448,346
Equity attributable to noncontrolling interest	1,080	5,371	11,012

Total stockholders’ equity (deficit)	(198,480)	365,923	459,358

Total liabilities and stockholders’ equity	€3,305,109	€4,336,167	€4,826,071

See accompanying notes.

Data Presse SAS
Consolidated Statements of Operations

	Year Ended September 30,		Six Months Ended March 31,
	2008	2009	2009	2010
			(Unaudited)
Revenues	€3,088,921	€3,706,231	€1,720,930	€2,044,845
Cost of revenues	1,109,402	898,127	463,788	589,730

Gross profit	1,979,519	2,808,104	1,257,142	1,455,115

Operating expenses:
Sales and marketing	580,424	644,176	320,135	426,570
Research and development	235,097	252,160	120,021	180,595
General and administrative	824,731	868,352	431,567	498,816

Total operating expenses	1,640,252	1,764,688	871,723	1,105,981

Income from operations	339,267	1,043,416	385,419	349,134

Other income (expense):
Interest and other income	85,344	63,943	14,215	42,704
Interest and other expense	(42,390)	(33,562)	(19,419)	(36,353)

Total other income (expense)	42,954	30,381	(5,204)	6,351

Income before provision for income taxes	382,221	1,073,797	380,215	355,485
Provision for income taxes	137,990	364,621	127,844	113,689

Net income	244,231	709,176	252,371	241,796
Less: net (income) loss attributable to the noncontrolling interest	696	(4,295)	(2,038)	(5,476)

Net income attributable to Data Presse SAS	€244,927	€704,881	€250,333	€236,320

See accompanying notes.

Data Presse SAS
Consolidated Statements of Stockholders’ Equity

			Accumulated other		Total Data Presse		Total
	Common Stock		comprehensive	Retained earnings	SAS stockholders’	Noncontrolling	stockholders’
	Shares	Amount	income (loss)	(accumulated deficit)	equity	interest	equity
Balances at October 1, 2007	8,000	€200,000	€—	€(537,287)	€(337,287)	€—	€(337,287)
Dividends paid	—	—	—	(107,200)	(107,200)	—	(107,200)
Noncontrolling interest investment	—	—	—	—	—	1,776	1,776
Net income	—	—	—	244,927	244,927	(696)	244,231

Balances at September 30, 2008	8,000	200,000	—	(399,560)	(199,560)	1,080	(198,480)

Dividends paid	—	—	—	(150,000)	(150,000)	—	(150,000)
Comprehensive income:
Net unrealized gain on available for sale securities, net of tax	—	—	5,246	—	5,246	—	5,246
Foreign currency translation	—	—	(15)		(15)	(4)	(19)
Net income	—	—	—	704,881	704,881	4,295	709,176

Total comprehensive income							714,403

Balances at September 30, 2009	8,000	200,000	5,231	155,321	360,552	5,371	365,923

Dividends paid	—	—	—	(150,000)	(150,000)	—	(150,000)
Comprehensive income:
Net unrealized gain on available for sale securities, net of tax	—	—	1,294	—	1,294	—	1,294
Foreign currency translation	—	—	180	—	180	165	345
Net income	—	—	—	236,320	236,320	5,476	241,796

Total comprehensive income							243,435

Balances at March 31, 2010 (unaudited)	8,000	€200,000	€6,705	€241,641	€448,346	€11,012	€459,358

See accompanying notes.

Data Presse SAS
Consolidated Statements of Cash Flows

	Year Ended September 30,		Six Months Ended March 31,
	2008	2009	2009	2010
			(Unaudited)
Cash flows from operating activities:
Net income	€244,231	€709,176	€252,371	€241,796
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization of property, equipment and software	104,508	103,234	55,760	55,331
Amortization of customer relationships	47,855	47,855	23,993	23,993
Loss (gain) on disposal of assets	6,334	(3,138)	—	18,357
Deferred income taxes	(21,373)	3,864	4,665	(32,345)
Provision for doubtful accounts	54,072	83,197	42,067	45,912
Changes in operating assets and liabilities:
Accounts receivable	(282,719)	(233,785)	(181,613)	(93,314)
Prepaid expenses and other current assets	35,320	33,333	11,939	(122,434)
Accounts payable	27,517	(156,349)	(83,320)	85,384
Accrued compensation	17,219	43,347	42,801	(18,315)
Accrued expenses	66,995	239,223	129,365	(150,894)
Deferred revenue	442,596	415,617	550,419	546,952
Other liabilities	(31,226)	16,117	11,467	15,252

Net cash provided by operating activities	711,329	1,301,691	859,914	615,675

Cash flows from investing activities:
Purchases of short-term investments	—	(549,886)	(249,806)	(563,675)
Sales of short-term investments	—	—	—	300,080
Purchase of property, equipment and software	(140,486)	(104,406)	(55,428)	(43,951)
Information database costs	(4,188)	(174,753)	(62,683)	(28,471)

Net cash used in investing activities	(144,674)	(829,045)	(367,917)	(336,017)

Cash flows from financing activities:
Proceeds from notes payable	250,000	—	—	—
Dividends paid	(107,200)	(150,000)	(150,000)	(150,000)
Payments of notes payable and capital lease obligations	(75,297)	(118,669)	(45,834)	(73,847)

Net cash provided by (used in) financing activities	67,503	(268,669)	(195,834)	(223,847)

Effect of exchange rate changes on cash and cash equivalents	20	150	277	783

Net increase in cash and cash equivalents	634,178	204,127	296,440	56,594
Cash, beginning of period	299,143	933,321	933,321	1,137,448

Cash, end of period	€933,321	€1,137,448	€1,229,761	€1,194,042

Supplemental disclosure of cash flow information:
Cash paid for interest	€27,371	€27,999	€17,622	€10,828
Cash paid for income taxes	€88,816	€233,527	€160,624	€307,661

Supplemental disclosure of non-cash financing activities:
Assets acquired under capital lease obligations	€58,402	€27,370	€15,717	—
See accompanying notes.

Data Presse SAS
Notes to Consolidated Financial Statements
1. Business Description
Data Presse SAS (the “Company”), founded in 1989, is a provider of on-demand software for public relations management. The Company is headquartered in Riorges, France. On January 4, 2010, the Company reincorporated from a SARL to a SAS.
2. Summary of Significant Accounting Policies
Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.
Unaudited Interim Consolidated Financial Statements
The unaudited interim consolidated financial statements as of March 31, 2010 and for the six months ended March 31, 2009 and 2010 have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments and entries) considered necessary for a fair presentation have been included. Unaudited operating results for the six months ended March 31, 2010 are not necessarily indicative of the results that may be expected for the year ended September 30, 2010. All information disclosed in the footnotes in relation to the six months ended March 31, 2009 and 2010 are unaudited.
Principles of Consolidation
FASB ASC 810 requires a variable interest entity (“VIE”) to be consolidated if a party with an ownership, contractual or other financial interest in the VIE is obligated to absorb a majority of the risk of loss from the VIE’s activities, is entitled to receive a majority of the VIE’s residual returns (if no party absorbs a majority of the VIE’s losses), or both. A variable interest holder that consolidates the VIE is called the primary beneficiary. Upon consolidation, the primary beneficiary generally must initially record all of the VIE’s assets, liabilities and non-controlling interests at fair value and subsequently account for the VIE as if it were consolidated based on majority voting interest.
Archipel Production SARL (“Archipel”) is a Moroccan company that provides professional services concerning information database development. An analysis of Archipel’s activities includes the following:
•	The majority stockholder of Archipel is also the majority stockholder of the Company;

•	The entity was founded for the express purpose of providing services to the Company; and

•	The Company is the primary beneficiary of Archipel.
Accordingly, Archipel is determined to be a VIE and, the accompanying financial statements include the consolidated accounts of Data Presse SAS and Archipel Productions SARL.
All intercompany accounts and transactions have been eliminated in consolidation.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Data Presse SAS
Notes to Consolidated Financial Statements — (Continued)
Cash and Cash Equivalents
The Company considers all highly liquid investments purchased with an original maturity date of three months or less to be cash equivalents.
Investments
Management determines the appropriate classification of investments at the time of purchase and evaluates such determination as of each balance sheet date. The Company’s investments were classified as available-for-sale securities and were stated at fair value at September 30, 2009 and March 31, 2010. Realized gains and losses are included in other income (expense) based on the specific identification method. Realized gains and losses for the years ended September 30, 2009 and March 31, 2010 were not material. Net unrealized gains and losses on available-for-sale securities are reported as a component of other comprehensive income (loss), net of tax. The Company regularly monitors and evaluates the fair value of its investments to identify other-than-temporary declines in value. Management believes no such declines in value existed at March 31, 2010.
Fair Value Measurements
The Company’s financial instruments consist of cash, accounts receivable and accounts payable. The carrying amounts of these financial instruments approximate fair value due to the short-term nature of these instruments.
The fair value hierarchy consists of the following three levels:
Level 1 –Inputs are quoted prices in active markets for identical assets or liabilities.
Level 2 –Inputs are quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable and market-corroborated inputs which are derived principally from or corroborated by observable market data.
Level 3 –Inputs are derived from valuation techniques in which one or more significant input or value drivers are unobservable.
Accounts Receivable
Accounts receivable are carried at their estimated collectible amounts. On a periodic basis, the Company evaluates its accounts receivable and establishes an appropriate allowance for doubtful accounts based on past credit history, write-offs and collections. Trade credit is generally extended on a short-term basis; thus trade receivables do not bear interest, although a finance charge may be applied to such receivables that are past due. The Company performs ongoing credit evaluations of its customers’ financial condition and does not normally require collateral to support such receivables.
Allowance for Doubtful Accounts
Estimates are used to determine the allowance for doubtful accounts necessary to reduce accounts receivable to the estimated net realizable value. These estimates are made by analyzing the status of significant past-due receivables. Actual collection experience has not varied significantly from prior estimates.
Property, Equipment and Software
Property, equipment and software are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally two to five years. Assets acquired under capital leases and leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful lives of the assets or the terms of the leases. Amortization of assets acquired under capital leases is included in depreciation expense. Repairs and maintenance costs are charged to expense as incurred. When assets are retired or otherwise disposed of, the asset and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is recorded in the results of operations.
Long-Lived Assets
Long-lived assets include property, equipment and software and customer relationships. Customer relationships are amortized using the straight-line method over their estimated useful lives of five years. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. If an impairment indicator is present, the Company evaluates recoverability by a comparison of the carrying amount of the assets to future undiscounted net cash flows expected to be generated by the assets. If the assets are impaired, the impairment recognized is measured by the amount by which the carrying amount exceeds the estimated fair value of the assets. There were no impairment charges for long-lived assets for the years ended September 30, 2008 and 2009.
Foreign Currency and Operations
The functional currency for Archipel is the Moroccan Dirham. The translation of Archipel is performed for assets and liabilities using exchange rates in effect at the balance sheet date and for revenue and expense accounts using an average exchange rate during the period. The translation impact is not material. Realized foreign currency transaction gains and losses are included in other income (expense) in the consolidated statements of operations.

Data Presse SAS
Notes to Consolidated Financial Statements — (Continued)
Other Comprehensive Income (Loss)
Comprehensive income (loss) includes the Company’s net income (loss) as well as other changes in stockholders’ equity that result from transactions and economic events other than those with stockholders. Other comprehensive income (loss) includes foreign currency translation adjustments and net unrealized gains and losses on investments classified as available-for-sale securities.
Revenue Recognition
The Company derives its revenues from subscription arrangements and related services permitting customers to access and utilize the Company’s on-demand software. The Company recognizes revenue when there is persuasive evidence of an arrangement, the service has been provided to the customer, the collection of the fee is probable and the amount of the fees to be paid by the customer is fixed or determinable.
Subscription agreements generally contain multiple service elements and deliverables. These elements include access to the Company’s on-demand software, hosting services, content and content updates, customer support and often specify initial services including implementation and training. Subscription agreements do not provide customers the right to take possession of the software at any time. The Company considers all elements in its multiple element subscription arrangements as a single unit of accounting and recognizes all associated fees over the subscription period. The Company determined that it does not have objective and reliable evidence of the fair value of the subscription fees after delivery of specified initial services; and therefore, accounts for its subscription arrangements and its related service fees as a single unit of accounting. As a result, all revenue from multiple element subscription arrangements is recognized ratably over the term of the subscription. The subscription term commences on the start date specified in the subscription arrangement or the date access to the software is provided to the customer.
Deferred Revenue
Subscription agreements can be terminated on an annual basis with a termination notification sent three months in advance of the agreement expiration date. When such termination notification has not been received, the Company invoices the customer in advance of their subscription term. Deferred revenue consists of billings to customers in advance of revenue recognition.
Software Development and Information Database Costs
The Company incurs software development costs related to its on-demand software developed for subscription services. Qualifying costs incurred during the application development stage are capitalized. These costs primarily consist of internal labor and are amortized using the straight-line method over the estimated useful life of the software, generally two years. As of September 30, 2009 and March 31, 2010, the Company did not have capitalized software development costs. All other development costs are expensed as incurred. The Company also capitalized the costs to develop its proprietary information database. These costs are amortized using the straight-line method over the estimated useful lives of five years. Costs to maintain and update the information database are expensed as cost of revenues as incurred.
Advertising Costs
The Company expenses advertising costs as incurred. Advertising costs for the years ended September 30, 2008 and 2009 were €6,147 and €8,010, respectively and €8,080 and €23,500 for the six months ended March 31, 2009 and 2010, respectively.

Data Presse SAS
Notes to Consolidated Financial Statements — (Continued)
Concentrations of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, and accounts receivable. The Company generally maintains its cash and cash equivalents with various internationally recognized financial institutions.
Customers are granted credit on an unsecured basis. Management monitors the creditworthiness of its customers and believes that it has adequately provided for any exposure to potential credit losses.
As of September 30, 2008 and 2009, no individual customer accounted for 10% or more of net accounts receivable. For the years ended September 30, 2008 and 2009, no individual customer accounted for 10% or more of revenue.
Income Taxes
Income taxes are determined using the asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax-credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amount of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.
FASB ASC 740, “Income Taxes” requires reporting of taxes based on tax positions which meet a more likely than not standard and which are measured at the amount that is more likely than not to be realized. Differences between financial and tax reporting which do not meet this threshold are required to be recorded as unrecognized tax benefits. FASB ASC 740 also provides guidance on the presentation of tax matters and the recognition of potential IRS interest and penalties would be recorded as a component of tax expense. The provisions of FASB ASC 740 were adopted by the Company and had no effect on the Company’s financial position, cash flows or results of operations upon adoption, as the Company did not have any unrecognized tax benefits. The Company files income tax returns in France and Morocco.
Recent Accounting Pronouncements
In June 2009, the FASB issued a new standard that revises the consolidation guidance for variable-interest entities. The modifications include the elimination of the exemption for qualifying special purpose entities, a new approach for determining who should consolidate a variable-interest entity, and changes to when it is necessary to reassess who should consolidate a variable-interest entity. This new standard is effective January 1, 2010. The Company does not expect the adoption of this standard to have a material impact on its consolidated financial statements.
In October 2009, the FASB issued authoritative guidance on multiple deliverable revenue arrangements. Pursuant to the new guidance, when vendor specific objective evidence or third-party evidence for deliverables in an arrangement cannot be determined, a best estimate of the selling price is required to separate deliverables and allocate arrangement consideration using the relative selling price method. The new guidance is effective for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. However, early adoption is permitted. The Company is currently evaluating the impact the adoption of the new guidance will have on its consolidated financial statements.
3. Variable Interest Entity
The table below shows information relating to Archipel as of September 30, 2008 and 2009 and March 31, 2010.

			March 31, 2010
	September 30, 2008	September 30, 2009	(unaudited)
Current assets	€11,366	€43,579	€60,476
Long-term assets	20,920	23,990	33,821

Total assets	€32,286	€67,569	€94,297

Current liabilities	€26,888	€40,714	€39,239
Stockholders’ equity	5,398	26,855	55,058

Total liabilities and stockholders’ equity	€32,286	€67,569	€94,297

The table below shows information relating to Archipel for the years ended September 30, 2008 and 2009 and for the six months ended March 31, 2009 and 2010.

	Year ended		Six months ended
			March 31, 2009	March 31, 2010
	September 30, 2008	September 30, 2009	(unaudited)	(unaudited)
Revenues	€60,204	€169,465	€74,442	€139,541
Net income (loss)	€(3,480)	€21,476	€10,192	€27,383

Data Presse SAS
Notes to Consolidated Financial Statements — (Continued)
4. Short-Term Investments
The components of short-term investments at September 30, 2009 are as follows:

		Unrealized		Fair
	Cost	Gains	Losses	Value
SICAV	€544,640	€5,246	€—	€549,886
The components of short-term investments at March 31, 2010 are as follows:

		Unrealized		Fair
	Cost	Gains	Losses	Value
SICAV	€806,941	€6,540	€—	€813,481
There were no short-term investments as of September 30, 2008.
Short-term investments have original maturity dates greater than three months but less than one year and are classified within Level 1 of the fair value hierarchy for all periods presented since they are valued using quoted market prices.
5. Property, Equipment and Software
Property, equipment and software consisted of the following:

	September	September	March 31, 2010
	30, 2008	30, 2009	(unaudited)
Information database costs	€58,737	€233,490	€269,479
Office furniture and equipment	176,131	239,069	272,332
Computer equipment	28,988	46,604	52,774
Equipment under capital lease obligations	290,226	239,327	230,530
Automobiles	50,681	56,215	23,985

	604,763	814,705	849,100

Less accumulated depreciation and amortization	(276,511)	(293,250)	(328,911)

Property, equipment and software, net	€328,252	€521,455	€520,189

Depreciation expense on equipment under capital leases was €77,081 and €56,832 for the years ended September 2008 and 2009, respectively, and €33,532 and €22,024, for the six months ended March 31, 2009 and 2010, respectively.

Data Presse SAS
Notes to Consolidated Financial Statements — (Continued)
6. Customer Relationships
Customer relationships consist of the following:

	September	September	March 31, 2010
	30, 2008	30, 2009	(unaudited)
Customer relationships	€455,753	€455,753	€455,753
Less accumulated amortization	(313,761)	(361,616)	(385,609)

Customer relationships, net	€141,992	€94,137	€70,144

Customer relationships are amortized over their estimated useful life, which is 5 years. Amortization expense of customer relationships was €47,855 for each of the years ended September 30, 2008 and 2009, respectively and €23,993 for each of the six months ended March 31, 2009 and 2010, respectively.
Future expected amortization of customer relationships at September 30, 2009 is as follows:

2010	€47,855
2011	€46,282
7. Debt
In 2008, the Company entered into a loan agreement with a financial institution in the amount of €250 000. The term of the loan is 6 years, ending on June 30, 2014. Borrowings bear interest at the three month Euribor plus 1.6% and interest is payable quarterly. Outstanding borrowings at September 30, 2009 and March 31, 2010 were €237,500 and €212,500, respectively.
Future principal payments under the notes payable at September 30, 2009 are as follows:

2010	€50,000
2011	50,000
2012	50,000
2013	50,000
2014	37,500

Total future minimum principal payments	237,500
Less current portion	(50,000)

Long-term portion	€187,500

The Company made a deposit in the amount of €12,500 to collateralize the note payable.

Data Presse SAS
Notes to Consolidated Financial Statements — (Continued)
8. Retirement indemnity
The Company is required by French law to provide a retirement benefit indemnity for its employees. The provision for the retirement indemnity represents an accrual for lump-sum retirement indemnity payments to be paid at the time an employee retires. The retirement indemnity has been calculated taking into account the estimated payment at retirement (discounted to the current date including turnover and salary increases). The following assumptions were used to calculate the retirement indemnity:

	September	September	March 31, 2010
	30, 2008	30, 2009	(unaudited)
Actuarial rate	6%	5.30%	5%
Salary increase	3%	3%	3%
Social cost	34.76%	34.76%	40.08%
Mobility < 50	4%	4%	4%
As of September 30, 2008 and 2009, the retirement indemnity was €50,589 and €66,706, respectively. As of March 31, 2010, the retirement indemnity was €81,998.
9. Stockholders’ Equity
The capital stock consists of 8,000 shares authorized, issued and outstanding. Each share has a par value of €25.
Preemptive Subscription Rights
Stockholders have preemptive rights to subscribe on a pro rata basis for additional shares issued by the Company for cash. Stockholders may waive such preemptive subscription rights at an extraordinary general meeting of stockholders under certain circumstances. Preemptive subscription rights, if not previously waived, are transferable during the subscription period relating to a particular offer of shares.
Dividend Rights
Dividends may be distributed from the statutory retained earnings, subject to the requirements of French law and the Company’s by-laws. Distributable statutory retained earnings amounted to €261,928 and €431,161 as of September 30, 2008 and 2009, respectively and €1,010,234 as of March 31, 2010.
10. Income Taxes
The components of the Company’s provision for income taxes are as follows:

	September	September	March 31, 2010
	30, 2008	30, 2009	(unaudited)
Current tax expense	€149,824	€360,757	€99,396
Deferred tax expense	(11,834)	3,864	14,293

Provision for income taxes	€137,990	€364,621	€113,689

The principal components of the Company’s deferred tax assets are as follows:

Information database costs	€244,882	€257,822	€299,000
Retirement indemnity	31,048	22,235	27,333
Capital leases	16,863	19,083	10,129
Other	49,295	39,084	34,107

Total deferred tax asset	€342,088	€338,224	€370,569

Deferred income tax balances reflect the effects of temporary differences between the carrying amounts of assets and liabilities and their tax bases and are stated at enacted tax rates expected to be in effect when taxes are actually paid or recovered.

Data Presse SAS
Notes to Consolidated Financial Statements — (Continued)
The company is subject to tax examinations for the years ranging from 2007 to 2009.
11. Commitments and Contingencies
Leases
The Company has various non-cancelable operating leases, primarily related to office real estate, furniture and equipment that expire through 2012. Rent expense was €103,844 and €106,152 for the years ended September 30, 2008, and 2009, respectively and €50,519 and €57,662 for the six months ended March 31, 2009 and 2010, respectively. The Company also leases computer and office equipment under non-cancelable capital leases and other financing arrangements that expire through 2012.
Future minimum lease payments under non-cancelable operating and capital leases at September 30, 2009 are as follows:

	Operating	Capital
	Leases	Leases
2010	€89,499	€103,956
2011	93,079	32,909
2012	96,802	5,875

Total future minimum payments	€279,380	€142,740

Less amount representing interest		7,313
Less current portion		96,643

Long-term capital lease obligations		€38,784

12. Litigation and Claims
The Company is subject to lawsuits, investigations, and claims arising out of the ordinary course of business, including those related to commercial transactions, contracts, government regulation, and employment matters. In the opinion of management based on all known facts, all such matters are either without merit or are of such kind, or involve such amounts, that they would not have a material effect on the financial position or results of operations of the Company if disposed of unfavorably.
13. Related Party Transactions
During the years ended September 30, 2008 and 2009, the Company incurred expenses of €212,500 and €20,142, respectively, for certain services including information database management from an entity owned by the majority stockholder.
During the six months ended March 31, 2010, the Company incurred management fees in lieu of salary expense for the majority stockholder in the amount of €26,526.
The Company leases office space from an entity owned by the Company’s majority stockholder. Total rent expense was €69,363 and €73,880 for the years ended September 30, 2008 and 2009, respectively, and €35,524 and €38,574 for the six months ended March 31, 2009 and 2010, respectively.
Amounts due to affiliates were as follows:

	September 30,	September 30,	March 31, 2010
	2008	2009	(unaudited)
Database management company	€27,192	€—	€10,575
Property management company	49,933	24,735	80,791
14. Subsequent Event
On April 16, 2010, the Company entered into a Sale and Purchase Agreement (the “Purchase Agreement”) with Vocus Holdings B.V., a wholly-owned subsidiary of Vocus, Inc. Pursuant to the terms of the Purchase Agreement, Vocus Holdings B.V. acquired all of the outstanding shares of capital stock of the Company for a purchase price of approximately €7.2 million payable at closing, subject to adjustment based on the Company’s working capital as of the closing, plus earn-out payments of up to €700,000 in the aggregate based on the satisfaction of certain specified criteria following the consummation of the acquisition.
On April 12, 2010 Archipel was aquired by the Company for a purchase price of 353,118 Moroccan dirhams.